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                                                                    EXHIBIT 99.2

                               VENTRO CORPORATION
                 ANALYST CONFERENCE CALL - VENTRO RESTRUCTURING
                                  WEDS 12.6.00
                                  9:00 A.M. PST

DAVID PERRY

1. Introduction:

   - Welcome to our analyst call to discuss this morning's press release regarding restructuring of Ventro operations, and Ventro's focus on our Marketplace Service Provider Model. I am joined this morning by Jim Stewart, our CFO, who is in our Mt. View offices. Jim and I will appreciate your patience with the questions and answers, as I am in our London offices today.

   -  I would like to organize this phone call as follows:

      - First I will describe the details of today's announcement regarding restructuring.

      - Second, I will provide an update on our current views of the overall B2B marketplace, an update on our four venture marketplaces and will discuss implications for the Ventro MSP model.

      -  Finally, we will be happy to answer any questions you may have.

   -  A brief reminder for each of you:

         ALTHOUGH WE DO NOT INTEND TO PRESENT ANY PROJECTIONS TO YOU, EITHER IN THIS CALL, OR IN FUTURE CALLS, THERE ARE A NUMBER OF SUBJECTS THAT WE WILL TOUCH ON TODAY THAT RELATE TO FUTURE EVENTS. AS YOU ALL KNOW, THERE ARE VARIOUS DOCUMENTS AVAILABLE FROM US OR THE SEC, WHICH CONTAIN DETAILED DESCRIPTIONS OF RISK FACTORS AFFECTING OUR BUSINESS. WE WOULD ENCOURAGE YOU TO REVIEW THE DETAILED DISCLOSURES INCLUDED IN OUR SEC FILINGS.

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First, a few details on today's announcement regarding restructuring.

      - We announced in October that we were focused on identifying the best strategic partners for Chemdex and Promedix.

      - We completed this process, with the help of Morgan Stanley Dean Witter, and received proposals for both Promedix and Chemdex.

      - In the case of both Chemdex and Promedix, the Board concluded, after assessing the proposals received, that an orderly shutdown of each marketplace was in the best interest of our shareholders.

      - As we mentioned in the press release, we expect to record restructuring charges of $380-410 million in our year-end results. It is expected that charges will include costs for reductions of approximately 235 personnel at Chemdex, Promedix and Ventro. In addition, the charges include writing down certain operating and intangible assets, including goodwill associated with various acquisitions, canceling certain contracts and accruing for other restructuring liabilities. The final restructuring charges will be finalized in connection with the Company's annual audit.

      - Personnel restructuring at Ventro, other than the restructuring at Chemdex and Promedix, is relatively minimal, as the skills developed at Ventro in support of Chemdex, Promedix and our other ventures, are fundamentally the same as the skills required to pursue our Marketplace Service Provider model going forward. As I will discuss below, we will in fact be adding select personnel to expand our focus on services as we look to delivering MSP services to the broad customer base we see.

      - These decisions regarding restructuring have been difficult, but they are necessary to further focus our commitment to the Ventro MSP model going forward. Today's announcement impacts a number of our very important employees who have worked hard to help build Ventro . However, it is critical that we make these tough decisions as business-to-business e-commerce evolves and we focus on the services we will provide to meet the market's needs.

      - I would now like to provide an update on the activity we see in the broader B2B marketplace, and also update you on activities in our other affiliated ventures.

         - Despite today's announcements, we remain very bullish on the prospects for B2B commerce, and the role of marketplaces. Our decisions with regards to Chemdex and Promedix reflect our growing

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            realization that the formula for success requires strong
            partnerships with industrial partners, or the "brick and mortar" players.

         - As you all know, we have recognized this trend for some time, and in fact our ventures with Tenet at Broadlane, Dupont at Industria, major food distributors at Amphire, and American Express at MarketMile reflect this realization.

         - There is no lack of conviction at Ventro that significant e-commerce volumes will flow through marketplaces, whether public, private or consortia based.

         - We also have increasingly recognized that the implementation of these marketplaces is difficult, expensive, and requires a complex set of skills that we have developed at Ventro. None of today's announcements weakens Ventro's ability to deliver the technology and services the market needs in this area, and Ventro is in fact uniquely positioned to meet the market needs.

         - We continue to have a significant "pipeline" of potential deals, although we will not announce our next marketplace until we have completed our restructuring. As we previously announced, our initial focus was to discontinue our role as an "operator" of marketplaces - today's announcement relates to this initial step, although we will be finalizing this process through the first quarter of next year.

         - We will continue to focus our internal plans to address the market needs for Marketplace Service Provider services. Here we look to provide the broad array of services from initial incubation and launch, through mature customer loyalty and support programs.

         - We will hire employees to expand our skills and address the broad array of services the market is looking for. Initially, we will add employees to further grow our I.T. pool so we can address specific development projects for current, and future marketplaces. We will also be adding senior executives in major account management, and one or two senior executives with operating backgrounds in professional services, systems integration, or consulting roles.

      - Our joint venture marketplaces continued to make significant progress this quarter.

         - We recently announced a new round of financing for MarketMile. We were very pleased to add Evolution to our list of MarketMile investors, bringing the total capital raised for MarketMile to $46 million.


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         -  Broadlane continues to gain significant traction in the medical marketplace, and is accelerating the volume of transactions processed through its marketplace.

         - Industria continues to make good progress with its product offering, and remains in good financial position, with over $15 million in cash.

         - We recently announced the addition of strong industry players at Amphire, that included Proctor & Gamble, Conagra and General Mills. Our current focus at Amphire is to develop the product solution and raise additional capital.

      - Finally, I would like to provide some general comments and set expectations for financial models moving forward.

         - We expect to provide guidance on a public financial model during first quarter next year. This model will include the following elements:

            - We are working today to finalize our internal organization structure to deal effectively with the higher service content of the MSP model.

            - We are structuring our IT organization around the components of service delivery for new marketplaces, and in particular will sharpen our focus on providing specialized technology and services to individual vertical markets.

            - Going forward, much of the IT work done will be directly billable under our model, and we look to minimize the portion of IT expense that is absorbed in our operating expenses.

            - We will continue to gain leverage from our platform technology, and will look to expand the leverage we get from basing our individual vertical market solutions on a common technology platform.

            - While we have not yet finalized the financial models, a few general parameters that I have discussed previously:

               - our market data indicates that the range of technology services purchased by a new vertical marketplace are $10 - 25mm per year, with outliers like Covisint and Transora spending hundreds of millions of dollars

               - We would anticipate gross margins in the range of 30 - 40% for these types of services to be provided.

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               -  We have not finalized our estimates of operating expenses, but expect that today's restructuring announcements will significantly reduce our quarterly cash burn. Our public estimates of current operating expense cash burn are $35mm per quarter, and we expect that the activities around today's announcements reduce the quarterly cash burn by more than 50%. We will refine cash burn estimates as part of finalizing our model during the first quarter.

      - In summary, our announcements regarding restructuring are difficult, but critical to allowing us to move agressively forward with our MSP focus. We remain optimistic about our future, largely as a result of our quality employees, unique intellectual property and our proven ability to quickly launch new marketplaces. We are well positioned as a Marketplace Service Provider.

With that, I would like to address any questions you might have.


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